EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Chief Financial Officer
David Almeida
Axsys Technologies, Inc.
(860) 257-0200
www.axsys.com

AXSYS TECHNOLOGIES ANNOUNCES ACQUISITION OF TELIC OPTICS

ROCKY HILL, CONN. – April 8, 2004 - Axsys Technologies, Inc. (NASDAQ: AXYS), a global leader in the design, manufacture and distribution of precision opto-mechanical components and assemblies for the aerospace, defense and high-performance commercial markets, today announced that it has acquired all of the stock of Telic Optics, Inc., a privately owned manufacturer of infrared optics and optical assemblies.  The acquisition is effective today, April 8, 2004.

Headquartered in North Billerica, Massachusetts and founded in 1986, Telic employs 32 people and sells its products to manufacturers of thermal imaging cameras, defense prime contractors and research laboratories who design systems used in long-range reconnaissance, surveillance and targeting applications for the defense and homeland security markets.

Axsys is a leading supplier of metal optics and opto-mechanical assemblies used in reconnaissance, surveillance and targeting applications, primarily for air- and space-based applications.  The acquisition of Telic provides Axsys with the following key strategic benefits:

•                  Telic’s broad infrared optics capabilities increase Axsys’ product offerings and complement Axsys’ strong position in metal mirrors.  Axsys estimates that the infrared lens market is three times as large as the metal optics market.

•                  Telic’s products are typically used in ground- and sea-based programs.  This complements Axsys’ historical focus on air- and space-based programs and expands Axsys’ overall market and program penetration.

•                  The combination of Axsys’ and Telic’s opto-mechanical integration capabilities is expected to enable Axsys to increase its competitive advantage and technical offering to prime contractors who are seeking to outsource optics-based subassemblies.

Details of Transaction

The initial purchase price of this acquisition is $14.0 million with an additional $4.0 million earn-out over the next 36 months if certain revenue goals are achieved.  If all revenue goals are achieved, the total purchase price could reach $18.0 million.  Axsys funded the initial cash portion of the purchase price and associated transaction costs through a combination of existing cash balances and outside financing.  In connection with the transaction, Axsys has arranged a $10.0 million credit facility with Fleet National Bank, a portion of which was used to fund the acquisition.

Management expects the acquisition of Telic to increase Axsys’ consolidated revenues by approximately $5.5 to $5.8 million and operating profit by approximately $1.5 to $1.7 million for the balance of fiscal 2004. Previously Axsys had indicated guidance for 2004 operating results of 5% to 7% growth in revenue and 18% to 20% growth in operating income compared to 2003. The addition of Telic’s expected results for the last three quarters of 2004 necessitates the revision of previous guidance. Revenue growth is now expected to be 11% to 14% with operating income growth of 48% to 54%.

Stephen W. Bershad, Chairman and CEO of Axsys commented, “Over the past year, we have been looking for companies that possess complementary technologies with exceptional engineering skills that share our vision to become a premier supplier of opto-mechanical components and subsystems.  Telic is strongly aligned with our objectives and will provide a meaningful contribution to Axsys’ future growth opportunities.”

James Howard, President and CEO of Telic added, “Over the past several years, Telic has done remarkably well at taking advantage of the increasing demand for infrared imaging systems within the defense and homeland security markets.  However, in order to further enhance our capabilities, we welcome the opportunity to partner with a company that has greater engineering, sales and financial resources.  Axsys provides the right fit for Telic and we look forward to the opportunities that will be created as a result of the combination of the two companies.”

Axsys’ management invites you to listen to our conference call or our live audio webcast on April 8, 2004, at 3 p.m. ET regarding the acquisition of Telic Optics, Inc. The domestic dial-in number is (888) 939-6307, the international dial-in number is (415) 908-6220 and the access number is 21192148. This call is being webcast by CCBN and can be accessed at Axsys Technologies’ Web site at www.axsys.com.

A replay of the conference call will begin at 6 p.m.  ET on April 8, 2004, and will be available until April 14, 2004 at 12 p.m. ET. The replay can be accessed by dialing (800) 633-8284 or, outside the U.S., (402) 977-9140, with an access number of 21192148.  The webcast replay will be available until April 30, 2004 at 12 p.m.

Axsys Technologies Inc. is a vertically integrated supplier of precision optical and motion control components and assemblies for high-technology applications, serving the aerospace, defense, semiconductor, graphic arts and health imaging markets. For more information, contact Axsys Technologies Inc., at www.axsys.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,”  “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, are described in Axsys’ reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission, including without limitation: the introduction of competing products or technologies by other companies and/or pricing pressures from competitors and/or customers, a reversal or slowdown of the modest economic recovery presently being experienced in the United States, Axsys’ inability to achieve synergies in connection with the acquisition, the incurrence of unexpected costs in connection with the acquisition and other contingencies and risks relating to the integration of Telic’s operations and business.